SUB-ITEM 77Q1:  Exhibits
Federated ARMs Fund

Amendment #12
to the
Restated and Amended Declaration of Trust

dated May 19, 2000
This Declaration of Trust is amended as
follows:Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

Section 1.  Name.

This Trust shall be known as Federated
Adjustable Rate Securities Fund.

Strike Section 2(b) of Article I from
the Declaration of Trust and substitute
in its place the following:
(b) The "Trust" refers to Federated
Adjustable Rate Securities Fund;
Strike the first paragraph of Section 5 of
Article III and substitute in its place
the following:

Section 5.  Establishment and Designation
of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as:

Federated Adjustable Rate Securities Fund
Institutional Shares
Institutional Service Shares

Insert the following as Section 9 of
Article XII of the Declaration of Trust:

Section 9.  Use of Name.  The Trust
acknowledges that Federated Investors
has reserved the right to grant the
non-exclusive use of the name "Federated" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or owe or more
Series or Classes
any right to use of the name "Federated".



The undersigned hereby certify that the
above stated Amendment is a true and
correct Amendment to the Amended and
Restated Declaration of Trust, as
adopted by the Board of Trustees at
a meeting on the 17th day of May, 2002.

WITNESS the due execution hereof
this 17th day of May, 2002.



/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh